Exhibit 99.2

Contact:  Cathy Kruse
Telephone: 701-572-2020 ext 1
cathy@georesourcesinc.com
FOR IMMEDIATE RELEASE

GeoResources, Inc. Reports Proved Reserves

Reserves increase 16% with Oil reserves increasing 26%

Houston, Texas, March 9, 2011 – GeoResources, Inc., (NASDAQ: GEOI), today announced its proved reserves of crude oil and natural gas as of January 1, 2011.  Based on the prescribed Securities and Exchange Commission (“SEC”) rules, proved reserves were estimated at 24.0 million barrels of oil equivalent (“Mmboe”), being 60% oil and 74% proved developed.  The Company produced 1,060,000 barrels of oil and 4,789 Mmcf of gas or approximately 1,858,000 barrels of oil equivalent for a production growth of 11% for calendar year 2010 versus 2009. Overall our production replacement rate was 280%.   After production, on a net basis, our proved reserves increased 3.3 Mmboe for an overall growth rate of 16%, from January 1, 2010 to January 1, 2011. Oil reserves increased 26% and gas reserves increased 4%, both net of production. The GeoResources proved reserves as of January 1, 2011 were prepared by the independent reservoir engineering firm of Cawley, Gillespie & Associates, Inc. in accordance with SEC guidelines.

The following table indicates estimated proved SEC reserves by category along with the  present value of future cash flows before income taxes, discounted at 10% (“PV 10%”), as of January 1, 2011.

SEC Proved Reserves – January 1, 2011

Reserve category:	Oil (Mbbl)	Gas (Mmcf)	Barrels of Oil Equivalents (Mboe)	PV 10% Value (M$)
Proved developed	11,231	39,097	17,748	$308,113
Proved undeveloped	3,162	18,457	6,237	$70,186
Total	14,393	57,554	23,985	$378,299

The current SEC rules require that the reserve calculations utilize the unweighted average price on the first day of the month, for the prior twelve months.  Calculated prices used for reporting at January 1, 2011 were $79.43 per barrel of crude oil and $4.37 per Mmbtu for natural gas, prior to adjusting for quality and basis differentials.

The table below provides a reconciliation of PV 10% to standardized measure of discounted future net cash flows (in thousands) as of January 1, 2011.  PV 10% is not a measure of financial or operating performance under GAAP, nor should it be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.

PV 10% Reconciliation to GAAP Standardized Measure
Present value of estimated future net revenues (PV 10%)	$378,299
Future income taxes discounted at 10%	101,284
Standardized measure of discounted future net cash flows	$277,015

In addition to the proved reserves determined using SEC pricing, we prepared estimates of our January 1, 2011 proved reserves utilizing the five-year NYMEX forward curve prices. The following table summarizes our total proved reserves as of January 1, 2011 under the NYMEX based pricing methodology:

NYMEX Forward Price Proved Reserves January 1, 2011

Reserve category:	Oil (Mbbl)	Gas (Mmcf)	Barrels of Oil Equivalents (MBOE)	PV 10% Value (M$)
Proved developed	11,553	41,531	18,475	$387,365
Proved undeveloped	3,320	19,551	6,578	$98,476
Total	14,873	61,082	25,053	$485,841

The reserve estimates summarized in the above table are based on the five year      NYMEX forward prices for oil and natural gas quoted on December 30, 2010.  For crude oil, the prices from 2011-2015 were $93.85, $93.71, $92.74, $92.27 and $92.48. For natural gas the prices from 2011-2015 were $4.59, $5.08, $5.33, $5.49 and $5.64. Thereafter, prices were held constant during the remaining life of the reserves. Such prices were adjusted for estimated location and quality differentials, as well as other factors that Company management believes will impact realizable prices. Future production and development costs are based on year-end costs with no escalations. The reconciliation of NYMEX PV 10% value to GAAP standardized measure results in the same standardized measure as set forth above.

Partnership Reserves

In addition to the direct working interests reflected above, GeoResources also holds a general partner and operating interest in two legacy limited partnerships.  The Company’s share of partnership reserves are not reflected in its direct interests shown above.  The Company’s estimated net share of the affiliated partnerships’ reserves, PV 10% and standardized measure using SEC guidelines is 1.4 Mmboe (96% gas and 89% developed), $12.0 million and $8.1 million, respectively.  Using the NYMEX forward curve, with the same assumptions as above, reserves and PV 10% value are 1.4 Mmboe (96% gas and 89% developed) and $15.9 million.

Comments
Frank A. Lodzinski, Chief Executive Officer of GeoResources, said, “We are pleased with the increases for our proved reserves. During 2010, we increased production 11%; replaced 280% of our production and year-over-year increased our overall reserves by 16%, net of record production, with oil reserves growing by 26%. The increase was achieved in spite of suspending our natural gas drilling program and significant industry-wide delays for completion equipment and services which impacted our Bakken activities. As previously disclosed, we have increased our operated acreage positions in the Bakken and Eagle Ford trends and recently initiated drilling. We believe that these two projects have the potential to provide significant reserve increases, as only nominal proved reserves have been booked through December 31, 2010.”

About GeoResources, Inc.
GeoResources, Inc. is an independent oil and gas company engaged in the development and acquisition of oil and gas reserves through an active and diversified program that includes the acquisition, drilling and development of undeveloped leases, purchases of reserves, exploration and re-engineering activities, currently focused in the Southwest, Gulf Coast, and the Williston Basin.  For more information, visit our website at www.georesourcesinc.com.

Disclosure Statement - The reserve and financial information in the release is unaudited and subject to revision. Audited financial results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2010 currently planned to be filed with the Securities and Exchange Commission by the middle of March 2011.

Cautionary Statement - The SEC has established specific guidelines related to reserve disclosures, including prices used in calculating PV 10% and the standardized measure of discounted future net cash flows.  PV 10% is not a measure of financial or operating performance under Generally Accepted Accounting Principles (GAAP), nor should it be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.  In addition, alternate pricing methodologies, such as the Nymex forward curve as set forth above are not provided for under SEC guidelines and therefore do not represent GAAP.

Forward Looking Statements - Information included herein contains forward-looking statements that involve significant risks and uncertainties, including our need to replace production and acquire or develop additional oil and gas reserves, intense competition in the oil and gas industry, our dependence on our management, volatile oil and gas prices and costs, uncertain effects of hedging activities and uncertainties of our oil and gas estimates of proved reserves and reserve potential, all of which may be substantial.  In addition, past performance is no guarantee of future performance and results.  All statements or estimates made by the Company, other than statements of historical fact, related to matters that may or will occur in the future are forward-looking statements. Readers are encouraged to read our December 31, 2009 Annual Report on Form 10-K and Form 10-K/A and our other documents subsequently filed with the SEC regarding information about GeoResources for meaningful cautionary language in respect of the forward-looking statements herein.  Interested persons are able to obtain copies of filings containing information about GeoResources, without charge, at the SEC’s internet site (http://www.sec.gov).  There is no duty to update the statements herein.